Exhibit 10.17
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) is made and entered into as of May 23, 2007 (the “Effective Date”) by and between RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” or “Employer”), and James Warren, an individual and resident of the State of Massachusetts (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as RXi’s Chief Financial Officer on the terms set forth in the Agreement, with the term of the Agreement to commence on the Effective Date.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as RXi’s Chief Financial Officer. As a condition to the Employee’s employment by the Employer, Employee shall execute the Employee Confidentiality, Non-Competition, and Proprietary Information Agreement, attached hereto as Exhibit 1 (the “Confidentiality Agreement”).
     2. Duties. Employee shall perform all duties assigned to him by the Employer faithfully, diligently and to the best of his ability. Such duties include the oversight of the financial matters of the Employer. Employee shall report directly to the President of Employer. Employee’s services hereunder shall be rendered at RXi’s office in Worcester, Massachusetts, except for travel when and as required in the performance of Employee’s duties hereunder.
     3. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder, except as noted on Schedule A, which contains other potential activities of the Employee and disclosed conflicts of interest.
     4. Term. The term (the “Term”) of Employee’s employment shall commence on the Effective Date and shall continue for one (1) year.
     5. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:
          5.1. Salary. Commencing on the Effective Date, Employee shall be entitled to receive an annual Base Salary of Two Hundred Thousand Dollars ($200,000). Until the time that Employer raises at least $15 million in equity financing (the “Financing”), CytRx Corporation (“CytRx”) assumes responsibility for the payment of Employee’s Base Salary. If the Financing does not occur by June 30, 2007, CytRx agrees to pay Employee the remainder of his Base Salary for the Term of this Agreement in accordance with Section 4 of this Agreement.
          5.2. Stock Options. At the first regularly scheduled meeting of the Board of Directors of the Employer following the closing of the Financing, the Employer shall grant Employee a stock option under the RXi Pharmaceuticals Corporation 2007 Incentive Plan (the “Plan”) to purchase a number of shares of Employer’s common stock equal to one and a half percent (1.5%) of the fully diluted capitalization of Employer immediately prior to the closing of the Financing (the “Option”). Immediately upon the grant of the Option, 8/48ths of the Option shall vest and become immediately exercisable. The remainder of the Option shall vest and become exercisable in 40 equal monthly installments beginning on the one-month anniversary of the Effective Date of the Agreement, provided, in each case, that Employee remains in the continuous employ of Employer through such anniversary date. The Option shall (a) be exercisable at an exercise price equal to the fair market value at the time of granting as determined by Employer’s Board of Directors, (b) have a term of ten years, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option. Notwithstanding anything to the contrary in Section 6.2 or other provisions of the Agreement or of the stock option agreement evidencing the Option, upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Option shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan. Furthermore, in the event that the Employee is terminated without Cause (as defined below in Section 6.1) during the Term, the shares that would have vested during the Term shall vest as of the date of such termination.
          5.3. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.
          5.4. Vacation. Employee shall be entitled to twenty (20) business days of vacation each year during the Term. Vacation time that is not used by Employee during each twelve-month term of employment will be lost and not be carried over into any future period.
          5.5. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion. If, the benefits are not offered by Employer (at Employer’s sole discretion) in the state of residence of Employee, then the Employee will not obtain the benefit, and the Employer will award the employee the amount of money saved, if any, by not providing the Employee such benefit.
          5.6. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
          5.7. Reduced Time. At the Employer’s discretion, Employee’s position may be changed from a full-time position to a half-time position at any time during the Term. If such change is made, Employee will work approximately twenty-one (21) hours a week for Employer and his Base Salary will be reduced pro rata. However, as long as Employee remains employed in the half-time position, Employee will retain his rights under this Agreement, including the continued receipt of benefits as described in Section 5.5 and the vesting of the Option pursuant to Section 5.2.
     6. Termination. The Agreement may be terminated as set forth in this Section 6.
          6.1. Termination by Employer for Cause or Voluntary Resignation. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee and Employee may voluntarily resign his employment hereunder upon notice to Employer. “Cause” for the purpose shall mean any of the following:
               (a) Employee’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee has failed to cure such breach within ten (10) days after receiving written notice from Employer stating the nature of such breach;
               (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;
               (c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
               (d) Employee’s continual failure or refusal to perform his material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
               (e) Employee’s act or omission that, in the reasonable determination of Employer indicates alcohol or drug abuse by Employee; or
               (f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
               Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation time (only as accrued during the then-current year of employment), as provided in Sections 5.1 and 5.5, as of the date of such termination.
          6.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon notice to Employee. Upon termination of Employee’s employment by Employer without Cause during the Term, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time (only as accrued during the Term) as of the date of such termination; (b) three (3) months’ of salary from the date of termination (the “Severance Period”) in the form of salary continuation; and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination.
          6.3. Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by law.
     7. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     8. Severable Provisions. The provisions of the Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     9. Successors and Assigns. The Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign the Agreement without the prior written consent of the other party.
     10. Entire Agreement. The Agreement including Schedule A contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, the Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of the Agreement.
     11. Amendment. No modification of the Agreement shall be valid unless made in writing, approved by the Compensation Committee and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of the Agreement be enforceable or valid.
     12. Governing Law. The Agreement is and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice-of-law rules of Massachusetts.
     13. Notice. All notices and other communications under the Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):

If to Employer:
RXi Pharmaceuticals Corp.
One Innovation Drive
Worcester, MA 01605
If to Employee:
Mr. James Warren
[Address]
     14. Survival. Sections 7 through 16 shall survive the expiration or termination of the Agreement.
     15. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     16. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.
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IN WITNESS WHEREOF, the Agreement is executed as of the day and year first above written.

EMPLOYER RXi Pharmaceuticals Corporation
By:	/s/ Tod Woolf
Tod Woolf
Chief Executive Officer RXi Pharmaceuticals Corporation

EMPLOYEE

/s/ James Warren
James Warren
Chief Financial Officer
RXi Pharmaceuticals Corporation

Exhibit 1
RXi Pharmaceuticals Corporation
EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND
PROPRIETARY INFORMATION AGREEMENT
     AGREEMENT, effective as of May 23, 2007, between RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and James Warren (the “Employee”).
1. Employee will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, technologies, biological materials, and developments, and all other materials, items, techniques, and ideas related directly or indirectly to the business of the Company (all of which are collectively termed “Intellectual Property” hereinafter), whether patentable or not, made or conceived by Employee or under Employee’s direction during Employee’s employment with the Company, whether or not made or conceived during normal working hours, or on the premises of the Company.
2. Employee agrees that all Intellectual Property, as defined above, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Intellectual Property and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere. Employee further agrees that with regard to all future developments of Intellectual Property, Employee will assist the Company in every way that may be reasonably required by the Company (and at the Company’s expense) to obtain and, from time to time, enforce patents on Intellectual Property in any and all countries that the Company may require, and to that end, Employee will execute all documents for use in applying for and obtaining such patents thereon and enforcing the same, as the Company may desire, together with any assignment thereof to the Company or persons designated by the Company, and Employee hereby appoints the Company as Employee’s attorney to execute and deliver any such documents or assignments requested by the Company. Employee’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable, standard hourly rate following such termination for time directly spent by Employee at the Company’s request for such assistance.
3. Employee hereby represents that Employee has no continuing obligation to assign to any former employer or any other person, corporation, institution, or firm any Intellectual Property as described above. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee, in confidence or in trust, prior to Employee’s employment by the

Company. Employee has not entered into, and Employee agrees not to enter into, any agreement (either written or oral), which would put Employee in conflict with this Agreement.
4. Employee agrees to assign to the Company any and all copyrights and reproduction rights to any material prepared by Employee in connection with this Agreement and/or developed during the term of Employee’s employment with the Company.
5. Employee understands and agrees that a condition of Employee’s employment and continued employment with the Company is that Employee has not brought and will not bring to the Company or use in the performance of Employee’s duties at the Company any materials or documents rightfully belonging to a former employer which are not generally available to the public.
6. Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of Employee’s employment with the Company, Employee may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or after Employee’s employment with the Company:
(i)	knowingly use for personal benefit or for any other reason not authorized by the Company any Confidential Information that Employee may acquire or has acquired by reason of Employee’s employment with the Company, or;

(ii)	disclose any such Confidential Information to any person or entity except (A) in the performance of Employee obligations to the Company hereunder, (B) as required by a court of competent jurisdiction, (C) in connection with the enforcement of Employee rights under this Agreement, or (D) with the prior consent of the Board of Directors of the Company.
     As used herein, “Confidential Information” includes information with respect to the facilities and methods of the Company, reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, and other Intellectual Property, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, or lists of customers and suppliers; provided, however, that Confidential Information shall not include any information that is known or becomes generally known or available publicly other than as a result of disclosure by Employee which is not permitted as described in clause (ii) above, or the Company discloses same to others without obtaining an agreement of confidentiality.

     Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers, documents and electronic materials kept or made by Employee relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the Employee’s employment and at all times thereafter. Upon the termination, for any reason, of Employee’s employment with the Company, or upon the request of the Company at any time, Employee shall deliver to the Company, and shall retain no copies of any written or electronic materials, records and documents made by Employee or coming into Employee’s possession concerning the business or affairs of the Company and which comprise Confidential Information.
7. During the term of Employee’s employment with the Company (the “Restricted Period”), the Employee shall not directly or indirectly, for Employee’s own account or for the account of others, as an officer, director, stockholder (other than as the holder of less than 1% of the outstanding stock of any publicly traded company), owner, partner, employee, promoter, consultant, manager or otherwise participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through proprietorship, a corporation, partnership, or other form of business entity which is in competition with the Company within the United States or any other country in which the Company is conducting or is actively seeking or planning to conduct business as of the date of such termination.
     During the Restricted Period, the Employee shall not, whether for Employee’s own account or for the account of any other person (excluding the Company):
(i)	solicit or contact in an effort to do business with any person who was or is a customer of the Company during the term of this Agreement or after its termination, or any affiliate of any such person, if such solicitation or contact is for the purpose of competition with the Company; or

(ii)	solicit or induce any of the Company’s employees to leave their employment with the Company or accept employment with anyone else, or hire any such employees or persons who were employed by the Company during the preceding twelve (12) months.
     Nothing herein shall prohibit or preclude the Employee from performing any other types of services that are not precluded by this Section 7 for any other person.
     Employee has carefully read and considered the provisions of this Section 7 (including the Restricted Period, scope of activity to be restrained, and the restriction’s geographical scope) and concluded them to be fair, appropriate and reasonably required for the protection of the legitimate business interests of the Company, its officers, directors, employees, creditors, and shareholders. Employee understands that the restrictions contained in this Section may limit Employee’s ability to engage in a business similar to the Company’s business, but acknowledges that Employee will receive adequate and affluent remuneration and other benefits from the Company hereunder to justify such restrictions.
     The Employee shall give prompt notice to the Company of the Employee’s acceptance of employment or other fees for services relationship during the Restricted Period, which notice shall include the name of, the business of, and the position that Employee shall hold with such other employer.
8. In the event that Employee’s employment is transferred by the Company to a subsidiary, affiliated company, or acquiring company (as the case may be), Employee’s employment by such company will, for the purpose of this Agreement, be considered as continued employment with the Company, unless Employee executes an agreement, substantially similar in substance to this Agreement, and until the effective date of said agreement in any such company for which Employee becomes employed. It is likewise agreed that no changes in Employee’s position or title will operate to terminate the provisions of this Agreement unless expressly agreed to in writing.
9. Upon termination of Employee’s employment for any reason, unless such employment is transferred to a subsidiary, affiliated or acquiring company of the Company, Employee agrees to leave with, or return to, the Company all records, drawings, notebooks, and other documents pertaining to the Company’s Confidential Information, whether prepared by Employee or others, as well as any equipment, tools or other devices owned by the Company, that are then in Employee’s possession, however such items were obtained, and Employee agrees not to reproduce or otherwise retain any document or data relating thereto.
10. Employee obligations under this Agreement shall survive the termination of Employee’s employment with the Company regardless of the manner of, and reason for, such termination, and shall be binding upon Employee’s heirs, executors, and administrators.
11. Prior to entering the employ of the Company, Employee has lawfully terminated employment with all previous employers. Subject to paragraph 6 of the Employment Agreement, Employee acknowledges that this Agreement does not constitute a contract of employment for a term and does not otherwise imply that the Company will continue his or her employment for any period of time. Employee further understands and agrees that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Confidential Information or Intellectual Property.
12. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

13. Employee agrees that in addition to any other rights and remedies available to the Company for any breach or threatened breach by Employee of Employee’s obligations hereunder, the Company shall be entitled to enforcement of Employee’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction.
14. The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. Employee shall have no rights of assignment.
15. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.
16. This Agreement shall be effective as of the date first written above.
17. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts. Each of the Company and Employee (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court located in The Commonwealth of Massachusetts for the purpose of any action between the Company and Employee arising in whole or in part under or in connection with this Agreement, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, the Company or Employee may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
IN WITNESS WHEREOF, Employee has executed this Agreement under seal as of the date set forth above:

BY:
Name of Employee: James Warren

ACCEPTED AND AGREED TO:

RXi Pharmaceuticals Corporation

BY:
Name: Tod Woolf
Title: President and CEO

Schedule A
Outside business activities of the Employee and disclosed conflicts of interest:
NONE